EXHIBIT 99.1

Contact Information:
Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS CONTINUED GROWTH AND BALANCE SHEET STRENGTH
AT SEPTEMBER 30, 2009

LOS ANGELES, CA – November 9, 2009 – Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced that total assets increased to $110.3 million at September 30, 2009, growth of 54% year over year.  Net loans outstanding grew to $72.0 million, representing an annual increase of 50%. Funding for the loan growth came primarily from an increase in deposits which totaled $68.8 million at September 30, 2009, representing an increase of 46% from the September 30, 2008 level.

“We continue to focus on building the strongest community banking platform in our marketplace, which we anticipate will allow for the ability to take advantage of numerous growth opportunities in the near future,” stated Jeffrey M. Watson, President and Chief Executive Officer. “We believe that by maintaining a strong credit culture and a solid capital base, we are poised to capitalize on the current market environment.”

At September 30, 2009, the Company’s shareholder equity was $29.1 million. The total risk-based capital ratio of 38% stands well above the regulatory definition of “Well Capitalized” level of 10%. Additionally, asset quality remains strong, with no loans more than 30 days past due, no non-performing assets and no Other Real Estate Owned.

The provision for loan losses during the quarter was $469 thousand, compared to $102 thousand in the Third Quarter of 2008 and $454 thousand for the Second Quarter of 2009. The Bank continues to take a very proactive approach in the recognition of any potential losses within the loan portfolio. The resultant loan loss reserve, which represents 1.50% of total loans outstanding, is a level that reflects the Banks analysis of the risks within the portfolio at September 30, 2009.

As is anticipated for a company in the initial operating stages, Manhattan Bancorp reported a net loss of $1,274,000 for the quarter ended September 30, 2009. Included in the second quarter expenses are $273 thousand in other non-cash expenses as well as the aforementioned $469 thousand provision to the allowance for loan losses.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2008 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
(In thousands)	2009	2009	2009	2008	2008
Balance Sheet - At Period End
Cash and due from banks	$1,143	$2,148	$15,848	$19,710	$764
Investments and fed funds sold	33,770	27,114	17,085	12,603	19,898
Net loans	71,963	71,154	60,810	56,467	47,994
Other assets	3,394	3,419	3,478	3,260	3,150
Total Assets	$110,270	$103,835	$97,221	$92,040	$71,806

Non-interest-bearing deposits	$20,908	$19,767	$15,423	$15,379	$13,124
Interest-bearing deposits	47,845	39,884	36,468	32,612	33,951
Other borrowings	11,500	11,500	11,500	9,500	4,500
Other liabilities	876	785	586	261	564
Stockholders’ equity	29,141	31,899	33,244	34,288	19,667
Total Liabilities and Shareholders’ Equity	$110,270	$103,835	$97,221	$92,040	$71,806

Income Statement
Interest income (not tax-equivalent)	$1,204	$1,109	$951	$909	$909
Interest expense	200	179	216	248	310
Net interest income	1,004	930	735	661	599
Provision for loan losses	469	454	174	275	102
Net interest income after provision
for loan losses	535	476	561	386	497
Non-interest income	47	34	17	11	18
Non-interest expense	1,856	1,964	1,811	1,498	1,513
Net Loss	$(1,274)	$(1,454)	$(1,233)	$(1,101)	$(998)

Return on average assets	-5.15%	-6.53%	-5.71%	-5.98%	-5.07%
Return on average equity	-16.14%	-17.75%	-14.75%	-21.73%	-19.85%

Per share:
Net loss - basic	$(0.32)	$(0.36)	$(0.31)	$(0.42)	$(0.38)
Weighted average shares used	3,988	3,988	3,988	2,646	2,616
Book value per common share at period end	$7.31	$7.61	$7.94	$8.21	$7.52
Ending shares	3,988	3,988	3,988	3,988	2,616

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	1.50%	1.51%	1.85%	1.70%	1.44%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A